Exhibit 99.1

Tronox Reports First Quarter 2024 Financial Results

Performance exceeded expectations as demand trajectory outpaced normal seasonal levels against a backdrop of improving production costs

STAMFORD, Conn., May 1, 2024/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide (“TiO2”) pigment, today reported its financial results for the quarter ending March 31, 2024, as follows:

First Quarter 2024 Financial Highlights:

•	Produced revenue of $774 million, a 13% increase compared to the prior quarter, or a 9% increase compared to the prior year
•	Generated income from operations of $41 million, and a net loss of $9 million; adjusted net loss was $7 million (non-GAAP)
•	GAAP diluted loss per share of $0.06; Adjusted diluted loss per share was $0.05 (non-GAAP)
•	Delivered Adjusted EBITDA of $131 million, exceeding previously issued guidance of $100-120 million, and an Adjusted EBITDA margin of 16.9%, slightly above the guided range (non-GAAP)
•	Invested $76 million in capital expenditures in the quarter

Second Quarter 2024 Outlook:

•	TiO2 volumes expected to increase 7-10% compared to Q1 2024
•	Zircon volumes expected to be relatively flat compared to Q1 2024
•	Adjusted EBITDA expected to be $160-180 million and Adjusted EBITDA margin to be in the range of 20%

This outlook is based on Tronox’s views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.

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Note: For the Company’s guidance with respect to second quarter 2024 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending March 31, 2024

($M unless otherwise noted)		Q1 2024	Q1 2023	Y-o-Y%∆		Q4 2023	Q-o-Q%∆
Revenue		$774	$708	9%		$686	13%
TiO2		$605	$560	8%		$519	17%
Zircon		$88	$72	22%		$57	54%
Other products		$81	$76	7%		$110	(26)%
Income from operations		$41	$62	(34)%		$8	413%
Net (Loss) Income		$(9)	$25	n/	m	$(56)	n/	m
Net (Loss) Income attributable to Tronox		$(9)	$23	n/	m	$(56)	n/	m
GAAP diluted (loss) earnings per share		$(0.06)	$0.15	n/	m	$(0.36)	n/	m
Adjusted diluted (loss) earnings per share		$(0.05)	$0.15	n/	m	$(0.38)	n/	m
Adjusted EBITDA		$131	$146	(10)%		$94	39%
Adjusted EBITDA Margin %		16.9%	20.6%	(370) bps		13.7%	320 bps
Free cash flow		$(105)	$(172)	n/	m	$51	n/	m

	Y-o-Y %∆			Q-o-Q %∆
	Volume	Price / Mix	FX	Volume		Price / Mix	FX
TiO2	18%	(10)%	0%	18%		(1)%	0%
Zircon	43%	(21)%	—	54%		0%	—

CEO’s Remarks and Outlook

Chief Executive Officer John D. Romano commented, “As we stated in the release of our preliminary first quarter results, Tronox delivered a stronger first quarter than anticipated. This was driven by lower production costs across our operations, destocking having largely run its course through the supply chain paired with demand trajectory outpacing normal seasonal levels, and our ability to respond to that demand through the strength of our global footprint. Our revenue increased 13% compared to the prior quarter, or 20% on TiO2 and zircon revenue alone, excluding other product sales which saw a decrease due to non-repeating sales of ilmenite and a portion of our rare earth tailings deposit in South Africa. The 18% increase in TiO2 volumes from the fourth quarter exceeded the growth that would be more typical for this time of year. However, this type of rebound is indicative of what we would expect to see on the front end of a recovery. Demand improved across all regions, and outperformed even more so in Europe, Middle East, Africa and Latin America where volumes declined more significantly over the past six quarters. Zircon continued to recover from the trough volumes seen in July 2023, driven by strong underlying demand, despite the market in China remaining fairly muted. Pricing for both TiO2 and zircon was in line with our expectations.

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“On the operational side, we incurred significant costs in 2023 from running our assets at low utilization rates due to soft underlying demand. As we saw the market start to turn late last year, we began increasing our operating rates. As a result, our first quarter manufacturing costs improved when compared to both the prior year and prior quarter. As the high-cost inventory continues to move through our internal supply chain, efficiencies from investments made in the business to reduce costs will enable margins to return to levels realized prior to the downturn. The first quarter has been a true inflection point, and we believe the trends on both the market side and in reducing our costs will continue going forward. We are well on our way to delivering a step change in earnings power, having already worked through much of the remaining high cost inventory on the balance sheet.”

Mr. Romano concluded, “As we look ahead to the second quarter, we expect TiO2 volumes to increase 7-10% and zircon volumes to be relatively flat, both compared to Q1 2024. As our production costs continue to decline from peak 2023 levels, we expect to see further improvements in absorption and non-repeating charges in the second quarter. As a result, we expect Adjusted EBITDA for the second quarter to be $160-180 million and our Adjusted EBITDA margin to be in the range of 20%.”

First Quarter 2024 Results

(Comparisons are to prior year (Q1 2024 vs. Q1 2023) unless otherwise noted)

The Company recorded first quarter revenue of $774 million, an increase of 9% primarily driven by higher TiO2 and zircon volumes, partially offset by lower pricing.

Revenue from TiO2 sales was $605 million, an increase of 8% driven by an 18% increase in volumes, partially offset by a 10% decrease in average selling prices including mix. Sequentially, TiO2 sales increased 17%, driven by an 18% increase in sales volumes, partially offset by a 1% decrease in average selling prices including mix.

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Zircon revenue increased 22% to $88 million, driven by a 43% increase in volumes, partially offset by a 21% decrease in average selling prices. Sequentially, zircon revenue increased 54%, driven by increased volumes, while pricing was level to the fourth quarter.

Revenue from other products was $81 million, an increase of 7% year-over-year. Sequentially, revenue from other products decreased 26%, primarily due to the opportunistic sales of ilmenite and a portion of a rare earths tailings deposit in South Africa that occurred in the fourth quarter and did not repeat, as expected and communicated last quarter.

Net loss attributable to Tronox in the quarter was $9 million, or $0.06 per diluted share, compared to net income attributable to Tronox of $23 million, or earnings of $0.15 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $7 million, or $0.05 per diluted share.

Adjusted EBITDA of $131 million represented a 10% decrease, driven by headwinds from product pricing and mix impacts and other company costs; this was partially offset by tailwinds from higher sales volumes, improved absorption from higher production volumes, exchange rates and lower freight costs. Adjusted EBITDA margin was 16.9%.

Sequentially, Adjusted EBITDA increased 39% due to improved absorption from higher production volumes, the absence of non-repeating charges in the prior quarter and higher sales volumes; this was partially offset by headwinds from product pricing and mix impacts, other company costs, exchange rates and higher freight costs due to Red Sea challenges.

The Company’s selling, general and administrative expenses were $79 million for the quarter, an increase of 11%. Tronox’s net interest expense in the quarter was $38 million. Depreciation, depletion and amortization expense was $72 million.

Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the quarter with $2.8 billion of total debt, $2.7 billion of net debt and a net leverage ratio of 5.2x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $629 million, including $152 million in cash and cash equivalents and $477 million available under our revolving credit agreements. There are no significant debt maturities until 2028 and no financial covenants on the Company’s term loans or bonds.

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Free cash flow for the quarter was a use of $105 million, primarily due to higher working capital needs including higher accounts receivable driven by improved sales, which were partially offset by lower inventories. Accounts payable also decreased in the quarter. Capital expenditures were $76 million, including investments in the Company’s key capital projects to extend existing mines reaching their end of life and sustain the Company’s vertical integration benefit. The Company declared a dividend of $0.50 per share on an annualized basis for the first quarter that was paid in the second quarter.

Sustainability

Tronox officially began receiving power from the 200MW solar project in South Africa, which will reduce the Company’s Scope 1 and Scope 2 carbon emissions intensity by 13% globally. This is a significant step on the Company’s journey to “net zero” by 2050, a commitment Tronox will maintain in its 2023 Sustainability Report, expected to be published in the second quarter. The report will also outline a number of key initiatives across emissions and waste reduction, water management, social initiatives and more.

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, May 2, 2024, at 8:00 AM ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1 (800) 549-8228
International: +44 800 2797 040
Conference ID: 98071

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Conference Call Presentation Slides will be used during the conference call and made available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on May 2, 2024, by
11:00 AM ET, until May 8, 2024, 8:00 AM ET.

Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
US Toll Free: +1 (888) 660-6264
International: +44 20 8609 4320
Replay Access Code: 98071 #

About Tronox

Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company’s anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$774	$708
Cost of goods sold	654	575
Gross profit	120	133
Selling, general and administrative expenses	79	71
Income from operations	41	62
Interest expense	(42)	(33)
Interest income	4	3
Other (expense) income, net	(1)	2
Income before income taxes	2	34
Income tax provision	(11)	(9)
Net (loss) income	(9)	25
Net income attributable to noncontrolling interest	—	2
Net (loss) income attributable to Tronox Holdings plc	$(9)	$23

(Loss) Earnings per share:
Basic	$(0.06)	$0.15
Diluted	$(0.06)	$0.15

Weighted average shares outstanding, basic (in thousands)	157,331	155,175
Weighted average shares outstanding, diluted (in thousands)	157,331	156,641

Other Operating Data:
Capital expenditures	76	93
Depreciation, depletion and amortization expense	72	71

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended March 31,
	2024	2023

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(9)	$23

Other (a)	2	1
Adjusted net (loss) income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(7)	$24

Diluted net (loss) income per share (U.S. GAAP)	$(0.06)	$0.15

Other, per share	0.01	—
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.05)	$0.15

Weighted average shares outstanding, diluted (in thousands)	157,331	156,641

(1) Only certain other items have been tax impacted whereas certain other items were not tax impacted as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net (loss) income attributable to Tronox Holdings plc and share information.
(a) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$152	$273
Restricted cash	2	—
Accounts receivable (net of allowance for credit losses of $5 million and $3 million as of March 31, 2024 and December 31, 2023, respectively)	378	290
Inventories, net	1,403	1,421
Prepaid and other assets	214	141
Income taxes receivable	10	10
Total current assets	2,159	2,135

Noncurrent Assets
Property, plant and equipment, net	1,804	1,835
Mineral leaseholds, net	639	654
Intangible assets, net	243	243
Lease right of use assets, net	134	132
Deferred tax assets	915	917
Other long-term assets	128	218
Total assets	$6,022	$6,134

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$398	$461
Accrued liabilities	240	230
Short-term lease liabilities	22	24
Short-term debt	4	11
Long-term debt due within one year	27	27
Total current liabilities	691	753

Noncurrent Liabilities
Long-term debt, net	2,780	2,786
Pension and postretirement healthcare benefits	103	104
Asset retirement obligations	176	172
Environmental liabilities	48	48
Long-term lease liabilities	105	103
Deferred tax liabilities	156	149
Other long-term liabilities	38	39
Total liabilities	4,097	4,154

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 157,838,425 shares issued and outstanding at March 31, 2024 and 156,793,755 shares issued and outstanding at December 31, 2023	2	2
Capital in excess of par value	2,070	2,064
Retained earnings	655	684
Accumulated other comprehensive loss	(845)	(814)
Total Tronox Holdings plc shareholders’ equity	1,882	1,936
Noncontrolling interest	43	44
Total equity	1,925	1,980
Total liabilities and equity	$6,022	$6,134

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(9)	$25
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	72	71
Deferred income taxes	11	(1)
Share-based compensation expense	6	6
Amortization of deferred debt issuance costs and discount on debt	2	2
Other non-cash items affecting net (loss) income	16	16
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(94)	(41)
Decrease (increase) in inventories, net	11	(83)
Decrease in prepaid and other assets	16	2
Decrease in accounts payable and accrued liabilities	(49)	(68)
Net changes in income tax payables and receivables	(3)	2
Changes in other non-current assets and liabilities	(8)	(10)
Cash used in operating activities	(29)	(79)

Cash Flows from Investing Activities:
Capital expenditures	(76)	(93)
Proceeds from sale of assets	-	2
Cash used in investing activities	(76)	(91)

Cash Flows from Financing Activities:
Repayments of short-term debt	(6)	(26)
Repayments of long-term debt	(5)	(4)
Proceeds from short-term debt	-	152
Dividends paid	(1)	(2)
Cash (used in) provided by financing activities	(12)	120

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(2)	1

Net decrease in cash and cash equivalents and restricted cash	(119)	(49)
Cash and cash equivalents and restricted cash at beginning of period	273	164
Cash and cash equivalents and restricted cash at end of period	$154	$115

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2024	2023

Net (loss) income (U.S. GAAP)	$(9)	$25
Interest expense	42	33
Interest income	(4)	(3)
Income tax provision (benefit)	11	9
Depreciation, depletion and amortization expense	72	71
EBITDA (non-U.S. GAAP)	112	135
Share-based compensation (a)	6	6
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	7	2
Accounts receivable securitization program (c)	3	2
Foreign currency remeasurement (d)	(2)	(1)
Other items (e)	5	2
Adjusted EBITDA (non-U.S. GAAP)	$131	$146

	Three Months Ended March 31,
	2024	2023
Net sales	$774	$708
Net (loss) income (U.S. GAAP)	$(9)	$25
Net (loss) income (U.S. GAAP) as a % of Net sales	(1.2)%	3.5%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	16.9%	20.6%

	March 31, 2024		December 31, 2023
Long-term debt, net	$2,780		$2,786
Short-term debt	4		11
Long-term debt due within one year	27		27
(Less) Cash and cash equivalents	(152)		(273)
Net debt	$2,659		$2,551
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$509		$524
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	5.2	x	4.9	x

(a) Represents non-cash share-based compensation.
(b) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Includes noncash pension and postretirement costs, asset retirement obligation remeasurements, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2024:

Three Months Ended March 31, 2024
Cash used in operating activities	$(29)
Capital expenditures	(76)
Free cash flow (non-U.S. GAAP)	$(105)

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TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month Adjusted EBITDA
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024

Net (loss) income (U.S. GAAP)	$(269)	$(14)	$(56)	$(9)	$(348)
Interest expense	38	42	45	42	167
Interest income	(3)	(4)	(8)	(4)	(19)
Income tax provision	322	8	24	11	365
Depreciation, depletion and amortization expense	68	67	69	72	276
EBITDA (non-U.S. GAAP)	156	99	74	112	441
Share-based compensation (a)	5	4	6	6	21
Foreign currency remeasurement (b)	(5)	(1)	1	(2)	(7)

Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	6	6	8	7	27
Accounts receivable securitization program (d)	3	4	3	3	13
Other items (e)	3	4	2	5	14
Adjusted EBITDA (non-U.S. GAAP)	$168	$116	$94	$131	$509

(a) Represents non-cash share-based compensation.
(b) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.
(c) Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d) Primarily represents expenses associated with the Company’s accounts receivable securitization program which is used as a source of liquidity in the Company’s overall capital structure.
(e) Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

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